Exhibit 99.1

Viveve and PLC Systems Announce Completion of Merger and Private Placement

SUNNYVALE, California.—September 24, 2014 – Viveve, Inc. (“Viveve”), a company focused on women’s health, today announced that, effective September 23, 2014, it has completed its merger with PLC Systems, Inc. (OTC PINK: PLCSF) (“PLC”), initially announced on May 14th. Viveve will operate as a wholly-owned subsidiary of PLC and PLC will now be known as Viveve Medical, Inc. (“Viveve Medical”). Viveve will compete in the women’s health market with a focus on the Viveve® System to improve women’s overall sexual well-being and quality of life, will retain all its personnel and continue to be headquartered in Sunnyvale, CA. In connection with the merger, Viveve Medical will issue 4,686,878 shares of common stock. Beginning approximately October 22nd, the stock will trade under the symbol VIVMF.

Effective as of the closing, Patricia Scheller, formerly the Chief Executive Officer of Viveve, became the CEO and a Director of Viveve Medical and Scott Durbin, who served as the Chief Financial Officer of Viveve, became the CFO of Viveve Medical.

Concurrent with the merger, Viveve Medical completed a private placement for total gross proceeds of approximately $6 million (including approximately $1.5 million of bridge debt conversion). As a result, Viveve Medical issued 11,305,567 shares of common stock and 5-year warrants to purchase up to 940,189 shares of common stock at an exercise price of $0.53 per share. Upon closing of the merger and private placement, Viveve Medical has approximately 18 million shares of common stock issued and outstanding. Proceeds from the private placement are expected to be used for research and development, to broaden Viveve’s commercial efforts in the three countries where the Viveve® System is available for sale, and to expand into the European market. The private placement included 5AM Ventures, GBS Venture Partners, Alta BioEquities and several other investors.

At the effective time of the merger, PLC divested its ownership of its former operating subsidiaries, PLC Medical Systems, Inc. and PLC Systemas Medicos Internacionais, which will operate as independent entities going forward under new ownership.

“This transaction positions Viveve to increase market awareness about the condition of vaginal introital laxity – a condition that affects millions of women worldwide - and its profound impact on women’s lives,” commented Patricia Scheller, CEO of Viveve Medical. “Given the growing concern surrounding women’s sexual health issues, the large market opportunity, and the lack of effective, non-invasive treatments for vaginal laxity, I believe Viveve is well-positioned for growth.”

Evolution Venture Partners acted as advisor to the Company on this transaction, and Richardson Patel served as its legal advisor.

About Viveve

Viveve, Inc., the operating subsidiary of Viveve Medical, Inc., is a women’s health company passionately committed to advancing new solutions to improve women’s overall well-being and quality of life. The company’s lead product, the Viveve® System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth, which can result in a decrease in sexual function and physical sensation. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten the tissues of the vaginal introitus (opening) and requires only a 30-minute out-patient treatment in a physician’s office. The Viveve System has received regulatory approval in Europe, Canada and Hong Kong and is available through physician import license in Japan. It is currently not available for sale in the U.S.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward looking statements”. While management has based any forward looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve, Viveve System, Viveve Treatment and Viveve Procedure are registered trademarks of Viveve, Inc.

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